                         NEWS BULLETIN
                                                                 RE:    Headwaters Incorporated
                            FROM:                                       10653 South River Front Parkway, Suite 300
                          FINANCIAL                                     South Jordan, UT 84095
                       RELATIONS BOARD                                  (801) 984-9400
                                                                        NYSE:  HW

FOR FURTHER INFORMATION

AT THE COMPANY:                                                     AT FINANCIAL RELATIONS BOARD:
Sharon Madden                                                       Tricia Ross
Director of Investor Relations                                      Analyst Contact
(801) 984-9400                                                      (617) 520-7064

FOR IMMEDIATE RELEASE:
November 7, 2006

HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR FISCAL 2006

        o Revenue of $1.121 Billion
           o Net Income of $102 Million
o Diluted EPS of $2.19
                             o $223 Million of Operating Cash Flow

SOUTH JORDAN, UTAH, NOVEMBER 7, 2006 (NYSE: HW) – HEADWATERS INCORPORATED today announced results for the fourth quarter and fiscal year ended September 30, 2006.

Highlights for the quarter include:

o	Second Commercial-Scale Run of HCATTM Catalyst
o	Closed the Acquisition of the Kemira Hydrogen Peroxide Facility and Associated Project Financing
o	Agreement to Acquire Dutch Quality Stone, Inc. - Expected to Close in November
o	Synfuel Industry Operations Accelerated Due to Lower Oil Prices
o	Completed Amendment to Senior Debt Agreement To Facilitate Future Growth

Highlights for the fiscal year 2006 include:

o	Two Commercial Runs of the HCAT Catalyst
o	Completed Pilot Plant Testing on Hydrogen Peroxide Nanocatalyst
o	Made Significant Progress on Construction of Ethanol Plant - on Schedule for Early 2007 Startup of Commercial Operations
o	Mineral Rights Completed for 150 Million Tons of Waste Coal Reserves
o	5 Acquisitions Within the Construction Materials Group

September 2006 Quarter

Total revenue, operating income, and net income for the September 2006 quarter were down versus the prior year quarter, consistent with expectations, primarily due to the phase-out of Section 45K (formerly Section 29) of the Internal Revenue Code. Headwaters continues the process of transitioning away from its Section 45K business. For example, in the quarter ended September 30, 2006, Headwaters’ Section 45K business contributed only 15% of total revenues. Headwaters total revenue for the September 2006 quarter was $275.2 million, down 13% due to the Section 45K phase-out, from $315.1 million reported for the September 2005 quarter. Operating income decreased 36% to $44.6 million in the September 2006 quarter compared to $70.2 million in the September 2005 quarter. While exceeding the high end of our forecasted range, net income for the September 2006 quarter was $28.0 million or $0.61 of earnings per diluted share, down 38% from the September 2005 quarter of $44.9 million or $0.95 of earnings per diluted share.

Full Fiscal Year 2006

Even with the decline in revenue associated with the phase out of Section 45K, total revenue for the year ended September 30, 2006 was $1.121 billion, up 5% from $1.065 billion reported for the year ended September 30, 2005, reflecting solid growth in our building material businesses. Operating income decreased 23%, to $181.8 million for fiscal 2006 compared to $236.9 million in the prior year. Net income for the 2006 year was $102.1 million or $2.19 of earnings per diluted share, using 48.6 million weighted-average shares outstanding. Net income for fiscal 2005 was $121.3 million or $2.79 of earnings per diluted share, using 45.1 million weighted-average shares outstanding. The primary driver of decreased operating results for the full fiscal year was the impact of phase-out and a lower contribution from the Company’s Section 45K business.

Operating Performance – Fourth Quarter

Building Materials. Revenues from Headwaters’ coal combustion products (“CCPs”) segment during the September 2006 quarter increased $7.7 million or 10%, from $75.8 million to $83.5 million versus the September 2005 quarter. Operating margin percentage increased to 23.5% compared to 19.4% in the September 2005 quarter. The increases in revenue and operating margin percentage resulted primarily from upward pricing trends in most cement markets. Demand for CCPs remains strong as we continue to expand our distribution and storage system. For the full year, revenues grew by almost 14% and operating margins improved by 400 basis points.

Consistent with industry trends, revenues from Headwaters’ construction materials segment during the September 2006 quarter were impacted negatively by a downturn in the residential housing market. Revenues for the September 2006 quarter were essentially flat at $149.6 million versus $149.5 million for the September 2005 quarter. Operating margin percentage decreased to 12.9% for the September 2006 quarter compared to 19.6% in the prior year quarter. During the quarter, Headwaters accelerated certain depreciation expenses associated with manufacturing assets, reflecting a shorter estimated life and incurred additional operating costs as production levels were managed downward. In addition, lower volumes led to mix erosion and lower absorption of fixed costs. We continue to actively pursue opportunities to improve performance and anticipate that operating margins should be in the range of 14% to 16% for the full fiscal year 2007, depending upon sales volumes and the depth and duration of the residential housing cycle downturn. For the full fiscal 2006 year, Headwaters’ construction materials segment experienced over a 10% growth in revenue and a 5% growth in operating income.

An important element of Headwaters’ construction materials strategy is to introduce new products into our distribution system. Early in the quarter, Headwaters acquired the assets of Wellcraft, Inc. Wellcraft offers a complete line of egress window wells and well covers, and is being integrated into Headwaters’ existing business and distribution system. In addition, we entered into an agreement to acquire Dutch Quality Stone, Inc., a regional manufacturer of architectural stone, to combine with our Eldorado brand. This acquisition should close in the December quarter.

Alternative Energy Segment. As a result of the partial phase-out of Section 45K for calendar year 2006, chemical reagent sales decreased 72% in the September 2006 quarter to $13.6 million. The decrease in chemical reagent sales was a result of significantly lower production of synfuel by Headwaters’ licensees and other customers, due to concerns about the phase-out of Section 45K. Due to raw material cost increases, the gross margin on chemical reagent sales in the September 2006 quarter was 22% compared to 27% in the September 2005 quarter. We anticipate that reagent margins in fiscal 2007 will be in the 17% to 20% range.

License fees for the September 2006 quarter decreased $10.5 million or 37%, from $28.4 million in the September 2005 quarter to $17.9 million in the September 2006 quarter.The decrease in license fee revenues in the September 2006 quarter resulted partially from reduced recognition of license fees which are based on a portion of the tax credits earned. Only $10 million of such tax credit-based license fees were recognized in the fourth quarter.

During the quarter, there were 4 licensees and other Section 45K customers out of a total potential customer base of 44 lines that operated continuously throughout the quarter. As oil prices declined towards the end of the quarter and into the fourth calendar quarter, additional customers have recommenced operations. Today, 43 Section 45K lines are operating out of a potential customer base of 44.

Due to the uncertainty surrounding the phase-out of Section 45K tax credits in calendar 2006, no revenues were recognized in the June 2006 and March 2006 quarters for several licensees whose payments to Headwaters are based on a portion of the tax credits earned by the licensee. The September 2006 quarter is the first period in calendar 2006 that license fees have been recognized for these licensees due to the accounting rules governing revenue recognition that require that the seller’s price to the buyer be “fixed or determinable.” These accounting rules, combined with the uncertainty surrounding the effect that high oil prices could have on the potential phase-out of Section 45K in calendar 2006, precluded any revenue recognition prior to September 2006, as well as precluding full recognition in the September quarter. Depending on the level of oil prices in the last calendar quarter of 2006 and the ultimate phase-out percentage of Section 45K for calendar 2006, Headwaters could recognize additional license fee revenue in future quarters, much of which would relate to fiscal 2006. As of September 30, Headwaters has approximately $30 million of deferred license fee revenue, assuming 0% phase-out.

For calendar 2006, Headwaters estimates that the phase-out range (computed by increasing the 2005 inflation adjustment factor by 2%) begins at a reference price of $54.27 and completes phase-out at $68.12 per barrel. Using available information as of September 30, 2006, and consistent with the methodology employed at the end of the March 2006 and June 2006 quarters, Headwaters calculated an estimated phase-out percentage for Section 45K tax credits for calendar year 2006 of 42%. As of October 31, 2006, Headwaters’ estimated phase-out percentage is 35%.

Headwaters’ effective income tax rate for both fiscal 2006 and 2005 was 26%. Headwaters used the estimated phase-out percentage of 42% in calculating tax credits for fiscal 2006, resulting in a tax provision lower than the statutory rate.

Replacement of Section 45K Earnings

Due to the anticipated termination of Section 45K on December 31, 2007, Headwaters has been diversifying away from reliance on Section 45K revenues and earnings. For fiscal 2006, 23% of revenue was associated with Section 45K, compared to 28% in 2005 and 37% in 2004.

The following table presents Headwaters’ results of operations for the three fiscal years in the periods ended September 30, with adjustments to eliminate Headwaters’ Section 45K business and certain other material non-recurring items directly and indirectly related to Section 45K.

  (in millions, except for EPS)                                  2004            2005              2006
------------------------------------------------------------ -------------- ---------------- ------------------
  Net income, as reported                                        $64.3          $121.3            $102.1
  Diluted EPS, as reported                                       $1.88          $2.79              $2.19
------------------------------------------------------------ -------------- ---------------- ------------------
  Less amounts directly and indirectly related to
  Section 45K business, net of tax                               $(62.1)        $(103.1)            $(74.2)
------------------------------------------------------------ -------------- ---------------- ------------------
  Net income, as adjusted for above items                        $2.2           $18.2               $27.9
  Diluted EPS, as adjusted for above items                       $0.07          $0.48               $0.65
------------------------------------------------------------ -------------- ---------------- ------------------

Headwaters compounded growth rate from 2004 to 2006 in EPS unrelated to Section 45K was 205%. We anticipate EPS in fiscal 2007 unrelated to Section 45K to be in the range of $1.00 to $1.05 per share, reflecting a growth rate in fiscal 2007 of 54% to 62%.

New Product Development

The construction of the Headwaters/Degussa direct synthesis hydrogen peroxide (H2O2) demonstration plant located in Germany was completed and start-up began in October. The operating results from the demonstration plant will provide engineering data to enable the joint venture to construct a commercial scale direct synthesis hydrogen peroxide manufacturing facility. In addition, Headwaters, along with its joint venture partner Degussa AG, acquired a hydrogen peroxide plant in Korea to be a platform for the advancement of the joint venture’s hydrogen peroxide for propylene oxide business and the commercialization of Headwaters’ NxCat nanocatalysts. This facility is currently being expanded.

The second commercial run of Headwaters’ heavy oil upgrading catalyst technology was conducted during the quarter. In addition, we have executed agreements for the third commercial run of our catalyst material. We continue to gather positive operating data from commercial and pilot plant runs to support the ultimate commercialization of this technology. Headwaters believes that the Headwaters heavy oil upgrading technology represents a leap forward from current refining technologies that have been in use for over 50 years. The Headwaters process uses the HCAT liquid catalyst precursor to generate a highly active molecular catalyst to convert residual oil feedstocks into higher-value distillates that can be easily refined into gasoline, diesel and other fuel products. By improving the conversion of lower value and often difficult to process, bottom of the barrel oil, the Headwaters process is expected to create significant additional value for petroleum refineries. Rather than $50 billion in annual incremental value creation as was previously reported, an international consulting firm estimated that the technology may create future refining improvements with more than $50 billion of net present value for the refining industry.

The construction of Headwaters’ ethanol manufacturing facility continues on schedule and should begin production during the March 2007 quarter. Based on the equity method of accounting, we expect the facility in 2007 to produce aggregate net revenue to Headwaters of $5 to $8 million, on gross revenues to the joint venture of over $60 million.

Headwaters is now operating two coal cleaning facilities, having acquired rights during fiscal 2006 to mine approximately 150 million tons of waste coal. Recent tests on the gob and pond waste coal materials previously acquired supports the construction of 3 new coal cleaning facilities. Based on the pending acquisition of additional waste coal materials, Headwaters anticipates the construction of 2 to 5 additional coal cleaning facilities.

Headwaters’ research and development costs, which are reported in our alternative energy segment, totaled $12.2 million for fiscal 2006, and a similar expenditure is anticipated in 2007.

Capital Structure / Indebtedness

The components of Headwaters’ debt structure as of September 30, 2006 are as follows:

                                                      Amount
(in millions)                                      Outstanding          Interest Rate           Maturity
------------------------------------------------ ----------------- ------------------------ -----------------
Senior secured first lien term loan                        $415.3       LIBOR + 2.0%           April 2011
------------------------------------------------ ----------------- ------------------------ -----------------
Industrial Revenue Bond and other                            $7.3       5.8% to 8.0%           Currently
                                                                                                Callable
------------------------------------------------ ----------------- ------------------------ -----------------
Senior revolving credit facility ($60.0                        $0       Prime + 0.75%        September 2009
million available less out-
standing letters of credit of approximately
$6.6 million)
------------------------------------------------ ----------------- ------------------------ -----------------
Senior subordinated convertible debt                       $172.5          2.875%              June 2011
------------------------------------------------ ----------------- ------------------------ -----------------
      Total                                                $595.1
------------------------------------------------ ----------------- ------------------------ -----------------

To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding net interest expense, income taxes, depreciation and amortization (“EBITDA”). Management uses EBITDA internally to measure the amount of cash generated by Headwaters and to make decisions about the amount of capital expenditures Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user’s overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. Our EBITDA measure presented here may not be comparable to similarly titled measures presented by other companies.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

                                                    Pro forma       Actual        Actual
                                                     9/30/04        9/30/05       9/30/06
     -------------------------------------------- --------------- ------------ --------------
     TTM EBITDA (in millions)                             $233.8       $277.6         $235.5
     -------------------------------------------- --------------- ------------ --------------
     Total Indebtedness to TTM EBITDA                       4.16         2.36           2.53
     -------------------------------------------- --------------- ------------ --------------
     Current Ratio                                          1.24         1.49           1.88
     -------------------------------------------- --------------- ------------ --------------
     Total Debt to Equity                                   3.16         0.95           0.74
     -------------------------------------------- --------------- ------------ --------------

The pro forma September 2004 calculations assume all of the 2004 acquisitions occurred on October 1, 2003. Pro forma EBITDA for the trailing twelve months ended September 30, 2004 of $233.8 million is derived as follows (in millions): Net income of $72.9 plus net interest expense of $63.1, income taxes of $45.6, and depreciation and amortization of $52.2. Actual EBITDA for the trailing twelve months ended September 30, 2005 of $277.6 million is derived as follows (in millions): Net income of $121.3 plus net interest expense of $57.4, income taxes of $42.5, and depreciation and amortization of $56.4. Actual EBITDA for the trailing twelve months ended September 30, 2006 of $235.5 million is derived as follows (in millions): Net income of $102.1 plus net interest expense of $34.0, income taxes of $35.7, and depreciation and amortization of $63.7. See “Current Ratio” calculations in financial tables that follow.

During the quarter, Headwaters amended its senior debt agreement to facilitate the growth of the business. The amendment includes provisions to: i) increase the amount Headwaters can borrow under its revolving credit arrangement, subject to obtaining additional revolving loan commitments; ii) increase the amount that Headwaters can invest in joint ventures, subject to certain conditions; and iii) increase the amount of capital expenditures Headwaters may make each year for the remaining term of the loan.

Commentary and Outlook

Scott K. Sorensen, Headwaters’ Chief Financial Officer, stated, “Our financial performance for the fourth fiscal quarter was impacted by lower oil prices, which improved our Section 45K business, but we also experienced more pressure on our construction materials segment than expected. Since all but one of our Section 45K customers are currently operating, we expect a robust first fiscal quarter in synfuel. In addition, we have deferred license fee revenues which we will recognize when the appropriate certainty is reached. We believe that our earnings for fiscal 2007 should be in the range of $1.60 to $1.80 per diluted share, with $1.00 to $1.05 coming from our ongoing businesses, and $0.60 to $0.75 coming from our synfuel business. If oil prices remain at lower levels into 2007, earnings could be significantly higher than our forecasted range.”

“We are faced with a down cycle in our building materials business, but we believe the downward pressures can be alleviated by introducing new products into our distribution system together with the possibility of achieving manufacturing efficiencies,” said Kirk A. Benson, Chairman and Chief Executive Officer. “In addition, we continue on a path of creating material revenue growth opportunities for fiscal 2008 and beyond as we commercialize our new energy and nanocatalyst technologies.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 14, 2006 by dialing 800-405-2236 or 303-590-3000 and entering the passcode 11075200.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled “Forward-looking Statements” and “Risk Factors” in Item 7 in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2005, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2005	2006	2005	2006
Revenue:
Construction materials	$149,459	$149,646	$519,926	$573,390
Coal combustion products	75,847	83,488	246,819	281,213
Alternative energy	89,796	42,092	297,894	266,784

Total revenue	315,102	275,226	1,064,639	1,121,387
Cost of revenue:
Construction materials	98,382	105,941	346,521	394,141
Coal combustion products	54,983	57,349	186,133	206,372
Alternative energy	49,853	22,957	140,973	163,352

Total cost of revenue	203,218	186,247	673,627	763,865

Gross profit	111,884	88,979	391,012	357,522
Operating expenses:
Amortization	6,088	5,854	24,465	24,273
Research and development	2,512	3,796	12,621	13,478
Selling, general and administrative	33,043	34,776	155,305	137,968
Contract litigation settlement	—	—	(38,252)	—

Total operating expenses	41,643	44,426	154,139	175,719

Operating income	70,241	44,553	236,873	181,803
Net interest expense	(11,465)	(8,233)	(57,433)	(34,049)
Other income (expense), net	(4,119)	(4,978)	(15,632)	(9,938)

Income before income taxes	54,657	31,342	163,808	137,816
Income tax provision	(9,780)	(3,388)	(42,530)	(35,758)

Net income	$44,877	$27,954	$121,278	$102,058

Basic earnings per share	$1.09	$0.67	$3.19	$2.44

Diluted earnings per share	$0.95	$0.61	$2.79	$2.19

Weighted average shares outstanding — basic	41,340	42,035	37,993	41,868

Weighted average shares outstanding — diluted	48,717	48,286	45,083	48,602

Note:	Total depreciation and amortization was $15,058 and $16,714 for the quarters ended September 30, 2005 and 2006, respectively, and $56,376 and $63,669 for the years ended September 30, 2005 and 2006, respectively.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	September 30,
	2005	2006
Assets:
Current assets:
Cash and cash equivalents	$13,666	$79,151
Trade receivables, net	174,127	131,608
Other receivable	70,000	—
Inventories	60,519	62,519
Other	36,762	36,759

Total current assets	355,074	310,037
Property, plant and equipment, net	190,450	213,406
Intangible assets, net	276,248	251,543
Goodwill	811,545	826,432
Other assets	38,339	60,311

Total assets	$1,671,656	$1,661,729

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$43,957	$23,854
Accrued liabilities	141,574	133,620
Current portion of long-term debt	52,207	7,267

Total current liabilities	237,738	164,741
Long-term debt	601,811	587,820
Deferred income taxes	108,449	96,972
Other long-term liabilities	37,345	11,238

Total liabilities	985,343	860,771

Stockholders' equity:
Common stock - par value	42	42
Capital in excess of par value	489,602	502,265
Retained earnings	197,808	299,866
Other	(1,139)	(1,215)

Total stockholders' equity	686,313	800,958

Total liabilities and stockholders' equity	$1,671,656	$1,661,729

Note:	The current ratio as of September 30, 2005 of 1.49 is derived by dividing total current assets of $355,074 by total current liabilities of $237,738. The current ratio as of September 30, 2006 of 1.88 is derived by dividing total current assets of $310,037 by total current liabilities of $164,741.